UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 18, 2008

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33480 (Commission File Number)	33-0968580 (IRS Employer Identification No.)

3020 Old Ranch Parkway, Suite 200 Seal Beach, California		90740
(Address of Principal Executive Offices)		Zip Code

(562) 493-2804

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                           Other Information.

On April 18, 2008, we purchased certain natural gas futures contracts, which we refer to as the futures contracts, to attempt to hedge our exposure to cash flow variability related to the fixed-price component of a liquefied natural gas (LNG) supply contract for which we have submitted a fixed-price bid.  The supply contract has not yet been awarded to us. If we are awarded the supply contract, performance is anticipated to begin on July 1, 2008, with LNG to be sold at a fixed price for the first three years of the contract.  The contract would have two one-year renewal options based on an index-plus pricing methodology.  While we have not received final notification that we have been awarded the contract, due to the fact that the contract price is fixed for the initial three-year term, as well as the fact that natural gas prices have recently had significant increases, our derivative committee concluded it was advisable to purchase the futures contracts in advance of the anticipated contract award.

The purchase of the futures contracts was in accordance with the revised natural gas hedging policy adopted by our board of directors in February 2007.  This policy is discussed in Part II, Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operation) of our annual report on Form 10-K for the year ended December 31, 2007, which discussion is incorporated herein by reference.

The futures contracts enable us to purchase natural gas at fixed prices each month from July 2008 through June 2011, which is the expected fixed-price term of the supply contract.  Until such time as we are awarded and enter into the supply contract, the futures contracts will not qualify for hedge accounting as cash flow hedges under SFAS No. 133.  As a result, we will be required to record directly in our statement of operations any changes in the fair market value of these contracts that may occur from April 18, 2008 through the earlier to occur of (1) our entry into the fixed-price supply contract and success in qualifying the futures contracts for hedge accounting under SFAS No. 133, or (2) the sale of the futures contracts.  An increase or decrease of $1.00 in the price per MMbtu of natural gas would result in a gain or loss, respectively, of approximately $3.1 million in the fair market value of the futures contracts.

To purchase the futures contracts, we were required to make an initial margin deposit of $1,236,000.  We may be required to make additional deposits if we incur losses related to the futures contracts.

If we are awarded and enter into the supply contract, (1) we will attempt to qualify the futures contracts for hedge accounting as cash flow hedges under SFAS No. 133, but there can be no assurances we will be successful in doing so, and (2) we anticipate that we will hold the futures contracts for the duration of the contract term consistent with the revised natural gas hedging policy adopted by our board of directors in February 2007.  If we are not awarded or fail to enter into the supply contract, we intend to sell the futures contracts in an orderly fashion.

We purchased the futures contracts from Sempra Energy Trading Corp. pursuant to the terms of the ISDA Master Agreement dated March 23, 2006 between us and Sempra, including the ISDA Credit Support Index to the Schedule to the ISDA Master Agreement dated March 23, 2006, which documents are attached as Exhibits 10.13 and 10.14, respectively, to the Form S-1 Registration Statement (File No. 333-137124) we filed with the SEC on September 6, 2006.  These documents are incorporated herein by reference.

Special Note Regarding Forward-Looking Statements

Certain statements in this current report on Form 8-K may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based upon current assumptions, expectations and beliefs concerning future developments and their potential effect on our business. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in “Risk Factors” in Part I, Item 1A of our Form 10-K for the year ended December 31, 2007.  These forward-looking statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Words such as “expects,” “intends,” “plans,” “projects,’ “believes,” “estimates,” and similar expressions are used to identify these forward looking statements, but their absence does not mean that a statement is not forward-looking.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2008		Clean Energy Fuels Corp.

	By:	/s/ Richard R. Wheeler
Name: Richard R. Wheeler
Title: Chief Financial Officer